Exhibit 10.1
[LETTERHEAD]
[DATE]

Via Email

[NAME]

Re: Retention Bonus

Dear [EMPLOYEE NAME]:
As you may know, KORE Group Holdings, Inc. (“KORE” or the “Company”) did not achieve the threshold criteria for payment of short-term incentives with respect to Fiscal Year 2023. However, we consider your continued service and dedication to KORE and its subsidiaries essential to our success in 2024 and beyond. To incentivize you to remain employed with KORE or one of its subsidiaries, we are pleased to offer you a retention bonus, as described in this letter agreement.
In recognition of your continued service with KORE or one of its subsidiaries from the date of this letter agreement through and until March 31, 2026 (the “Retention Period”), we are offering you a retention bonus in the aggregate amount of [AMOUNT] (the “Retention Bonus”). The Retention Bonus will be paid in two equal installments, with the first occurring on or before March 31, 2024 and the second occurring on or before November 30, 2024 (each, a “Retention Bonus Payment”).
You acknowledge and agree that the Company may deduct or withhold, or require you to remit to the Company or one of its subsidiaries, an amount sufficient to satisfy any United States federal, state, local and foreign taxes of any kind that the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986 and regulations promulgated thereunder (the “Code”) and/or any other applicable law, rule or regulation with respect to the Retention Bonus.
You will be eligible to receive each Retention Bonus Payment if (a) you have not been terminated for Cause (as defined in your employment agreement with the Company) on the date of such Retention Bonus Payment and (b) you have not given notice of your intent to resign from employment on or before the date of such Retention Bonus Payment.
If you are eligible to receive the Retention Bonus and sign and return this letter agreement to [POSITION] within five (5) days of receiving this letter agreement, it will be paid to you as described above; provided, however, that you acknowledge and agree that you will not earn the Retention Bonus until the end of the Retention Period. Accordingly, if your employment with KORE or one of its subsidiaries ends before the close of the Retention Period, you agree to re-pay the Retention Bonus you received within fifteen (15) days after the termination of your employment, unless such the requirement of repayment is prohibited by applicable law. Notwithstanding the foregoing, you shall not be required to repay any portion of the Retention Bonus if, prior to the end of the Retention Period, your employment is terminated by KORE or one of its subsidiaries without Cause or you resign for Good Reason (as defined in your employment agreement with the Company).
It is intended that this letter agreement be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Whenever a payment under this letter agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Board. In no event whatsoever shall the Company or any of its subsidiaries be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.
This letter agreement contains all of the understandings and representations between KORE and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between KORE or one of its subsidiaries and you, and specifically your offer letter in connection with your employment, any employment agreement regarding your employment with KORE or one of its subsidiaries, and any confidentiality, nonsolicitation, noncompete, and assignment of inventions agreements shall remain in full force and effect.
The Company shall have the responsibility, in its sole discretion, to control, operate, construe, interpret, and administer this letter agreement and shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Retention Bonus.
You hereby acknowledge and agree that the terms and conditions of this letter agreement shall remain strictly confidential, except for (a) disclosures to your immediate family and any tax, legal, or other counsel that you have consulted regarding this Agreement, whom you will instruct not to disclose the same, and (b) disclosures, if any, required by applicable law.

The Company may amend, modify, or terminate this letter agreement for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would materially adversely affect your rights under this letter agreement shall be made without your consent.
This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.
To the extent that any person acquires a right to receive payments under this letter agreement, such right shall be no greater than the right of an unsecured general creditor. All payments to be made hereunder shall be paid from general assets.
Other than your rights under this letter agreement that are assignable by you to your estate, this letter agreement is personal to each of the parties hereto. Except as provided in this paragraph, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force or effect. The Company may assign this letter agreement to a subsidiary of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder.
Please sign and date this letter agreement and return the signed copy to [NAME] no later than [DATE].
Thank you for your continued contributions to KORE.

[SIGNATURE PAGE FOLLOWS]

Very truly yours, KORE Group Holdings, Inc.
By: [NAME] [TITLE] [DATE]
Agreed to and accepted by:
[EMPLOYEE NAME] Date: _____________

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